EXHIBIT 99



                                         Release Date:  January 29, 1998

                           BECTON DICKINSON AND COMPANY
                          SIGNS DEFINITIVE AGREEMENT TO
                ACQUIRE MEDICAL DEVICES DIVISION OF THE BOC GROUP


         FRANKLIN LAKES, NJ - (JANUARY 29, 1998) - Becton Dickinson and Company (NYSE:BDX) announced today the signing of a definitive agreement to acquire the Medical Devices Division of Ohmeda, the health care business of The BOC Group for approximately $452 million. Ohmeda's Medical Device Division (MDD) is a leading European marketer of intravenous catheters for infusion therapy and has a strong presence in developing markets in Eastern Europe and Asia. In addition to peripheral catheters and other disposable devises for infusion therapy, the division supplies critical care products such as central venous catheters and pulmonary artery catheters in Europe and Asia.

         MDD has manufacturing and development facilities in Sweden, Germany, the UK and Singapore, with sales offices worldwide. Sales of the division were approximately $200 million in 1997.

         Clateo Castellini, chairman, president and CEO of Becton Dickinson said that "the acquisition of this business is an important continuation of our strategy to increase our growth rate and our relevance to customers by making acquisitions that fit strategically with our businesses. The combination of Ohmeda's Medical Devices Division with our successful infusion therapy business will allow us to better serve customers worldwide, extending our global reach and taking advantage of the capabilities of both organizations to fulfill our company purpose of helping all people live healthy lives."

         Dr. Robert Adrion, president of Becton's Worldwide Infusion Therapy business, noted that "the Ohmeda and Becton Dickinson businesses are highly complementary in product lines and geographical presence. We look forward to joining with the people of Ohmeda to continue improving the delivery of innovative health care solutions to global customers and to grow the business to its full potential."

         The BOC group announced its intention to sell its Ohmeda unit a number of months ago in order to more sharply focus on its strong positions in its core businesses: industrial gases, vacuum technology and distribution. Under separate definitive agreements signed today, the other parts of Ohmeda are being purchased by Instrumentarium Corporation, a Finland-based company, and by Baxter International Inc.

         Becton Dickinson expects to complete the transaction promptly following receipt of required government approvals and clearances.


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         Becton Dickinson, headquartered in Franklin Lakes, New Jersey, manufactures and sells a broad range of medical supplies and devices and diagnostic systems for use by health care professions, medical research institutions and the general public. For its most recent fiscal year, the company reported revenues of $2.8 billion.

         Becton Dickinson is being represented by Lazard Freres & Co. LLC in New York and Lazard Brothers and Co., Limited in London.

                                       ###

         This press release may contain certain forward looking statements regarding the Company's future performance, including future revenues, products and income, which are based upon current expectations of the Company and involve a number of business risks and uncertainties. Factors that could cause actual results to vary materially from any forward looking statement include competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, and changes in health care or other governmental regulation, as well as other factors discussed in the Company's filings with the Securities and Exchange Commission.
































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